Ziliak Law, LLC
141 W. Jackson Blvd., Ste. 4048
Chicago, Illinois 60604
Phone: 312-462-3350
Fax: 1-312-277-7347
info@ziliak.com
December 22, 2025

Accrew, Inc.
320 W Ohio St, Suite 3W,
Chicago, IL 60654
 Re:  Accrew, Inc. - Form 1-A
Ladies and Gentlemen:
We, Ziliak Law, LLC, are acting as counsel to Accrew, Inc., a Delaware corporation (the "Company" or "Accrew"), in connection with the filing of the Company's Form 1-A offering statement (the "Offering Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Act"). We assisted with the drafting of the offering circular (the "Offering Circular") and other documents prepared by the Company in providing our opinion below.
Pursuant to the Offering Statement, the Company is qualifying under the Act up to 40,000,000 Class B shares of common stock ("Class B Shares") to be issued by the Company. The Company will not be "selling" the Class B Shares. Rather, they will be distributing the Class B Shares to Members of the App (as such terms are defined in the Offering Circular) for the Member's use of the App and the Company's services. That being said, the Class B Shares will be "fully paid" in that once they are distributed to a Member, no Member will owe the Company money for a Class B Share, and the Member will have ownership rights over the Class B Share.
In rendering the opinion set forth below, we reviewed, drafted, or assisted in drafting the following documents:
(i) the Offering Circular;
(ii) the Company's Amended and Restated Articles of Incorporation;
(iii) the Company's Bylaws; and,
(iv) the Written Consent of the Board, wherein the Board resolved to engage in a Regulation A offering, among other actions.
In such review, we have assumed (a) the authenticity of the original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we reviewed; and (d) the legal capacity of all natural persons. We have relied, without independent verification, upon oral and/or written representations of Andrew Montgomery, the Company's CEO and Chairman of the Board of Directors, and Mark Willoughby, the Company's Chief Operating Officer and a Director,  as to matters of fact material to the opinion provided below.
The opinions herein are based upon and limited to the laws of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.
Based on our review and subject to the assumptions and limitations set forth here, we are of the opinion that the Class B Shares being distributed pursuant to the Offering Statement are duly authorized, legally issued, fully paid, and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the above-referenced Offering Statement. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.
Sincerely,

/s/ Emily Hayes
Emily Hayes, Attorney
ehayes@ziliak.com
Ziliak Law, LLC